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                                                          Exhibit 99.2.K (iii)

                           FORWARD PURCHASE AGREEMENT

     THIS AGREEMENT is made as of this ___ day of October, 1997 between [Selling Shareholder] ("Seller" and, together with the Other Sellers (as defined below), "Sellers"), Corporate Seller Control Person (as defined below), and DECS Trust II, a business trust organized under the laws of the State of Delaware under and by virtue of an Amended and Restated Declaration of Trust, dated as of October 22, 1997 (the "Declaration of Trust") (such trust and the trustees thereof acting in their capacity as such being referred to herein as "Purchaser").

     WHEREAS, Seller owns either Subordinate Voting Shares, without par value (the "Subordinate Voting Shares"), of Royal Group Technologies Limited, a corporation organized under the law of Canada (including its successors, the "Company"), or Multiple Voting Shares, without par value (the "Multiple Voting Shares" and, together with the Subordinate Voting Shares, "Voting Shares"), of the Company that are convertible into Subordinate Voting Shares;

     WHEREAS, Purchaser has filed with the U.S. Securities and Exchange Commission a registration statement contemplating the offering of up to 3,577,500 DECS (the "DECS"), the terms of which contemplate delivery by Purchaser to the holders thereof of a number of Subordinate Voting Shares (or, if some or all of the Sellers exercise their cash settlement option, cash in lieu of part or all thereof), on November 15, 2000 (the "Sale Date");

     WHEREAS, in exchange for certain consideration to be paid by Purchaser hereunder and under other similar agreements, Purchaser and Sellers desire to provide for the future acquisition, sale and delivery of the aggregate number of Subordinate Voting Shares contemplated to be delivered by Purchaser in respect of the DECS on the Sale Date, at a price to be established under this Agreement and such other agreements;

     WHEREAS, Seller has agreed to enter into a Collateral Agreement (the "Collateral Agreement") among Seller, Purchaser and The Bank of New York, as collateral agent (the "Collateral Agent"), substantially in the form of Exhibit A hereto, pursuant to which Seller will grant Purchaser a security interest in the Subordinate Voting Shares or Multiple Voting Shares specified therein and in certain other circumstances certain other collateral to secure the obligations of Seller hereunder;

     [WHEREAS, Seller has agreed to enter into a Collateral Agency Agreement (the "Collateral Agency Agreement") among Seller, Purchaser, the Collateral Agent, the Company

     This is a form of Forward Purchase Agreement. A substantially identical agreement will be entered into by each Seller. Text surrounded by "[ ]" will appear only in the Forward Purchase Agreements for the Sellers selling Additional Shares. Text surrounded by "{ }" will appear only in the other Forward Purchase Agreements.

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and CIBC Mellon Trust Company, as sub-collateral agent (the "Sub-Collateral
Agent"), relating to the Multiple Voting Shares pledged by Seller as collateral;]

     WHEREAS, Purchaser has agreed, pursuant to an underwriting agreement, dated ___________, 1997 (the "Underwriting Agreement"), among Purchaser, Seller, the other entities named as "Sellers" therein (collectively, the "Other Sellers"), the Company, Salomon Brothers Inc (the "Underwriter") and certain other persons named therein, to issue and sell to the Underwriter an aggregate of 3,150,000 DECS (the "Initial DECS") and, at the Underwriter's option, up to 427,500 additional DECS (the "Additional DECS") to cover over-allotments, if any;

     WHEREAS, Seller is a corporation organized under the laws of the Province of Ontario or of Canada, as the case may be, and is, directly or indirectly, wholly owned by an individual named on the signature page of this Agreement ("Corporate Seller Control Person");

     NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

                                  DEFINITIONS

     As used herein, the following words and phrases shall have the following meanings:

     "Acceleration Date" has the meaning provided in Article VII.

     "Acceleration Value" has the meaning provided in Article VII.

     ["Additional Closing Date" means the settlement date for the Additional DECS under Section 5 of the Underwriting Agreement.]

     ["Additional DECS" has the meaning provided in the recitals of this Agreement.]

     ["Additional Purchase Price" has the meaning provided in Section 1.2(b).]

     ["Additional Share Base Amount" means a number equal to the number of Additional DECS that the Underwriter elects to purchase under the Underwriting Agreement.]

     ["Additional Shares" has the meaning provided in Section 1.1(b).]

     ["Additional STRIPS" means the U.S. Treasury obligations purchased by Purchaser for settlement on the Additional Closing Date.]

     "Adjustment Event" has the meaning provided in Section 6.2.


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     "Administrator" means The Bank of New York, administrator for Purchaser under the Administration Agreement, to be dated as of the Advance Payment Date, or any successor thereto.

     "Advance Payment Date" has the meaning provided in Section 1.3(a).

     "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a partner in, or a director or officer of, such Person. For purposes of this definition, "control" (including the terms "controlled by" or "under common control with") means, as to any Person, the possession, direct or indirect, of the power to vote ten percent or more of the securities having ordinary voting power for the election of directors of such Person or the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

     "Associate" when used to indicate a relationship with any Person means (i) a corporation or organization of which such Person is an officer, director or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities, (ii) any trust or other estate in which such Person serves as trustee or in a similar capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

     "Business Day" means any day that is not a Saturday, a Sunday or a day on which the NYSE or banking institutions or trust companies in The City of New York are authorized or obligated by law or executive order to close.

     "Calculation Period" means any period of Trading Days for which an average security price must be determined pursuant to this Agreement.

     "Canadian Business Day" means any day that is not a Saturday, a Sunday or a day on which The Toronto Stock Exchange or banking institutions or trust companies in The City of Toronto are authorized or obligated by law or executive order to close.

     "Cash Delivery Option" has the meaning provided in Section 1.3(d).

     "Closing Price" means, for any security on any date of determination, (i) the closing sale price (or, if no closing price is reported, the last reported sale price) of such security (regular way) on the NYSE on such date, (ii) if such security is not listed for trading on the NYSE on any such date, the closing sale price (or, if no closing price is reported, the last reported sale price) of such security (regular way) on the principal Canadian securities exchange on which such security is listed, (iii) if such security is not listed for trading on a Canadian securities exchange on any such date, as reported in the composite transactions for the principal United States securities exchange on which such security is so listed, (iv) if such security is not so listed on a United States national or regional securities exchange, as reported by The Nasdaq Stock Market, (v) if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization


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or (vi) if such security is not so quoted, the average of the mid-point of the last bid and ask prices for such security from at least three nationally recognized U.S. investment banking firms selected by the Administrator for such purpose. The Closing Price will be expressed in U.S. dollars. In the event that the Closing Price is determined on the basis of prices in Canadian dollars, the Closing Price will be translated into U.S. dollars at the noon buying rate in The City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York on the date of determination. The Closing Price as determined pursuant to the foregoing shall be subject to adjustment in certain circumstances as provided in Section 6.1(c).

     "Collateral Agent" has the meaning provided in the recitals of this Agreement.

     "Collateral Agreement" has the meaning provided in the recitals of this Agreement.

     "Company" has the meaning provided in the recitals of this Agreement.

     "Contract Shares" has the meaning provided in Section 1.1.

     "Corporate Seller Control Person" has the meaning provided in the recitals of this Agreement.

     "Custodian" means The Bank of New York, custodian for Purchaser under the Custodian Agreement dated as of October 8, 1997, or any successor thereto.

     "Declaration of Trust" has the meaning provided in the introductory paragraph of this Agreement.

     "DECS" has the meaning provided in the recitals of this Agreement.

     "Dilution Adjustment" means any fraction or number by which the Exchange Rate shall be multiplied pursuant to Section 6.1(a) or (b) or by which Closing Prices may be divided pursuant to Section 6.1(c).

     "Event of Default" has the meaning provided in Article VII.

     "Exchange Date" has the same meaning as "Sale Date."

     "Exchange Price" means the average Closing Price per Subordinate Voting Share on the 20 Trading Days immediately prior to (but not including) the Sale Date; provided, however, that if there are not 20 Trading Days for the Subordinate Voting Shares occurring later than the 60th calendar day immediately prior to, but not including, the Sale Date, Exchange Price shall mean the market value per Subordinate Voting Share as of the Sale Date as determined by a nationally recognized independent U.S. investment banking firm retained for this purpose by the Administrator. The Exchange Price as determined pursuant to the foregoing shall be subject to adjustment in certain circumstances as provided in Section 6.1(c).


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     "Exchange Rate" has the meaning provided in Section 1.1(c).

     "Firm Purchase Price" has the same meaning as "[Initial] Purchase Price."

     "Forward Purchase Contract Characterization" has the meaning provided in
Section 5.2(a).

     "Independent Dealers" has the meaning provided in Article VII.

     "Independent Director" has the meaning provided in Section 2(b)(i).

     "Independent Officer" has the meaning provided in Section 2(b)(i).

     "Initial DECS" has the meaning provided in the recitals of this Agreement.

     "Initial Price" has the meaning provided in Section 1.1(c).

     ["Initial Purchase Price" has the meaning provided in Section 1.2(a).]

     ["Initial Share Base Amount" has the meaning provided in Section 1.1(a).]

     ["Initial Shares" has the meaning provided in Section 1.1(a).]

     "Market Price" means, as of any date of determination, the average Closing Price per Subordinate Voting Share on the 20 Trading Days immediately prior to (but not including) the date of determination; provided, however, that if there are not 20 Trading Days for the Subordinate Voting Shares occurring later than the 60th calendar day immediately prior to, but not including, such date, the Market Price shall mean the market value per Subordinate Voting Share as of such date as determined by a nationally recognized U.S. investment banking firm retained for such purpose by the Administrator.

     "Multiple Voting Shares" has the meaning provided in the recitals of this Agreement.

     "NYSE" means the New York Stock Exchange Inc.

     "Ordinary Cash Dividend" means, with respect to any consecutive 365-day period, any dividend with respect to Subordinate Voting Shares paid in cash to the extent that the amount of such dividend, together with the aggregate amount of all other dividends on the Subordinate Voting Shares paid in cash during such 365-day period, does not exceed on a per share basis 10% of the average of the Closing Prices of the Subordinate Voting Shares over such 365-day period; provided that, for purposes of the foregoing definition, the amount of cash dividends paid on a per share basis shall be appropriately adjusted to reflect the occurrence during such period of any event described in Article VI.

     "Other Sellers" has the meaning provided in the recitals of this Agreement.


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     "Parent" has the meaning provided in Section 2(b)(i).

     "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, limited liability company, joint venture or other entity, or a government or any political subdivision or agency thereof.

     "Purchase Price" has the meaning provided in Section 1.2.

     "Purchaser" has the meaning provided in the introductory paragraph of this Agreement.

     "Reimbursement Agreement" means the reimbursement agreement, to be dated as of the Advance Payment Date, among the Underwriter and the Sellers, substantially in the form of Exhibit [B] {C} hereto.

     "Reported Securities" has the meaning provided in Section 6.2.

     "Sale Date" has the meaning provided in the recitals of this Agreement.

     "Seller" and "Sellers" have the meaning provided in the introductory paragraph of this Agreement.

     {"Share Base Amount" has the meaning provided in Section 1.1(a).}

     "Subordinate Voting Shares" has the meaning provided in the recitals of this Agreement.

     "Threshold Appreciation Price" has the meaning provided in Section 1.1(c).

     "Trading Day" means, with respect to any security the Closing Price of which is being determined, a day on which such security (A) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (B) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security; provided, however, that with respect to any security the Closing Price of which is determined pursuant to clause (ii) of the definition of "Closing Price," the references to "national or regional securities exchange or association" shall be deemed to refer to such exchanges or associations in Canada.

     "Transaction Value" has the meaning provided in Section 6.2.

     "U.S. Bankruptcy Code" has the meaning provided in Section 8.7.

     "Underwriter" has the meaning provided in the recitals of this Agreement.

     "Underwriting Agreement" has the meaning provided in the recitals of this Agreement.

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                                   ARTICLE I

                               SALE AND PURCHASE

     1.1 Sale and Purchase.

     (a) [Initial] {Contract} Shares. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase and acquire from Seller, on the Sale Date, the number of Subordinate Voting Shares (the "[Initial] {Contract} Shares") equal to the product of ________ (the "[Initial] Share Base Amount") and the Exchange Rate.

     (b) {Intentionally left blank.} [Additional Shares. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase and acquire from Seller, on the Sale Date, a number of additional Subordinate Voting Shares (the "Additional Shares") equal to the product of the Additional Share Base Amount and the Exchange Rate. In addition to the other conditions set forth herein, such purchase and sale shall be conditioned on the Underwriter's purchase of the Additional Share Base Amount of Additional DECS pursuant to the Underwriting Agreement on the Additional Closing Date. Promptly after receipt by Purchaser of notice that the Underwriter is exercising its option to purchase Additional DECS, Purchaser will provide Seller with written notice of such exercise by the Underwriter, stating the related Additional Share Base Amount and the date on which Purchaser shall deliver the purchase price for the Additional Shares, which shall be the Additional Closing Date for the Additional DECS. The Initial Shares and the Additional Shares (if any) are collectively referred to herein as the "Contract Shares."]

     (c) Exchange Rate. The "Exchange Rate" shall be determined in accordance with the following formula, subject to adjustment as a result of certain events as provided in Article VI: (i) if the Exchange Price is greater than US$________ (the "Threshold Appreciation Price"), _____ , (ii) if the Exchange Price is less than or equal to the Threshold Appreciation Price but greater than US$______ (the "Initial Price"), a fraction (rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next higher 1/10,000th) equal to the Initial Price divided by the Exchange Price and
(iii) if the Exchange Price is less than or equal to the Initial Price, 1.

     1.2 Purchase Price.

     [(a) Initial Purchase Price.] The purchase price for the [Initial] {Contract} Shares (the "[Initial] Purchase Price") shall be US$_______ in cash.

     [(b) Additional Purchase Price. The purchase price for the Additional Shares (the "Additional Purchase Price") shall be an amount equal to (i) the difference between (1) the aggregate proceeds to Purchaser from the sale of the Additional DECS and (2) the aggregate cost to Purchaser, as notified by Purchaser to Seller on the Additional Closing Date for the Additional


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DECS, of the Additional STRIPS.  The Initial Purchase Price and the Additional
Purchase Price (if applicable) are collectively referred to herein as the "Purchase Price."]

     1.3 Payment for and Delivery of Contract Shares.

     (a) Advance Payment Date. Upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver to Seller the [Initial] Purchase Price on ____________, 1997 (the "Advance Payment Date") at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006, or at such other place as shall be agreed upon by Purchaser and Seller, paid by wire transfer of Federal (immediately available) funds to an account designated by Seller.

     (b) {Intentionally left blank.} [Additional Closing Date. Upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver to Seller the Additional Purchase Price on the Additional Closing Date at the offices of Cleary, Gottlieb, Steen & Hamilton, New York, New York 10006, or at such other place as shall be agreed upon by Purchaser and Seller, paid by wire transfer of Federal (immediately available) funds to an account designated by Seller.]

     (c) Delivery of Contract Shares.

           (i) On the Sale Date, Seller will deliver the Contract Shares to Purchaser. Seller shall be deemed to have instructed the Collateral Agent to deliver to the Custodian, for the account of Purchaser, Subordinate Voting Shares then held by the Collateral Agent as collateral under the Collateral Agreement [(with any Multiple Voting Shares held by any agent of the Collateral Agent being first converted on or immediately prior to the Sale Date into Subordinate Voting Shares and delivered to the Collateral Agent at such time)], in an amount equal to the number of Contract Shares, rounded down to the nearest whole number. Instead of any fractional Subordinate Voting Shares that would otherwise be deliverable (prior to rounding) to Purchaser at the Sale Date, Seller agrees to make a cash payment in respect of such fractional Subordinate Voting Shares in an amount equal to the value thereof at the Exchange Price. Notwithstanding the foregoing, if an Adjustment Event shall have occurred prior to the Sale Date then, in lieu of the foregoing, Seller shall be deemed to have instructed: (A) in the case of any cash required to be delivered on the Sale Date as provided in Section 6.2, the Collateral Agent to wire transfer Federal (immediately available) funds to an account designated by Purchaser; and (B) in the case of any Reported Securities required to be delivered by Seller in lieu of cash as provided in Section 6.2, the Collateral Agent to deliver to the Custodian, for the account of Purchaser, a specified number of Reported Securities then held as collateral under the Collateral Agreement, as provided in Section 6(g) of the Collateral Agreement.

           (ii) In the event that by the Sale Date any substitute collateral has not been replaced by Subordinate Voting Shares (and/or, after an Adjustment Event, cash or Reported Securities) sufficient to meet Seller's obligations hereunder, delivery shall be effected by delivery by the Collateral Agent to the Custodian, for the account of Purchaser, of the market value of the Subordinate Voting Shares required to be delivered

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      hereunder, in the form of any Voting Shares then pledged by Seller [(with any Multiple Voting Shares pledged by Seller first being converted into Subordinate Voting Shares)] plus cash generated from the liquidation of U.S. Government obligations then pledged by Seller (or, after an Adjustment Event, the market value of the alternative consideration required to be delivered hereunder, in the form of any Reported
      Securities then pledged, plus any cash then pledged, plus cash generated from the liquidation of U.S. Government obligations then pledged). In such event, Seller shall be deemed to have instructed the Collateral
      Agent to liquidate and turn into cash the U.S. Government obligations then pledged by Seller to the extent necessary to satisfy Seller's obligations hereunder.

           (iii) Certificates representing [Subordinate Voting Shares] [Voting Shares ](or Reported Securities) in registered form that are part of the Contract Shares shall be registered in Purchaser's name or in the name of a depositary or a nominee of a depositary as requested by Purchaser, unless such [Subordinate Voting Shares] [Voting Shares] (and/or Reported Securities) are represented by one or more global certificates registered in the name of a depositary or a nominee of a depositary or are book entry securities, in which event Purchaser's interest in such securities shall be noted in a manner satisfactory to Purchaser and its counsel.

           (iv) Seller's right to deliver (or cause to be delivered) to Purchaser hereunder Subordinate Voting Shares and Reported Securities shall be conditioned upon such Subordinate Voting Shares and Reported Securities to be so delivered being transferable by Purchaser, following receipt from Seller, without any restrictions not generally applicable to all holders of such Subordinate Voting Shares or Reported Securities, as the case may be. If the condition set forth in the preceding sentence shall not be satisfied with respect to any Subordinate Voting Shares or Reported Securities to be delivered by Seller, then, notwithstanding the provisions hereof, Seller shall exercise the Cash Delivery Option.

     (d) Cash Delivery Option. At its option, Seller may deliver to Purchaser on the Sale Date, in lieu of the Contract Shares, an amount in cash (U.S. dollars) equal to, subject to adjustment as provided in Section 6.2, the Exchange Price of the Contract Shares (the "Cash Delivery Option"), paid by wire transfer to an account designated by Purchaser, in Federal (immediately available) funds. Seller may elect the Cash Delivery Option in respect of all, but not less than all, Contract Shares and may do so by notice to Purchaser, the Collateral Agent and the Custodian not less than 25 Business Days prior to the Sale Date. If Seller elects the Cash Delivery Option and so notifies Purchaser, Purchaser shall promptly notify The Depository Trust Company and publish a notice in a daily newspaper of national circulation stating whether the holders of DECS will receive Subordinate Voting Shares, cash or a combination thereof and, if a combination of Subordinate Voting Shares and cash, the relative proportion of cash. In no event will Multiple Voting Shares be distributed to holders of DECS.

     (e) Seller represents, and Purchaser acknowledges, that it is Seller's current intention to deliver Contract Shares to Purchaser on the Sale Date and not to exercise the Cash Delivery Option; however, Seller intends to consider all relevant economic and market factors in


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ultimately determining whether to deliver Contract Shares on the Sale Date or to exercise the Cash Delivery Option.

     (f) Purchaser agrees to comply with the provisions of Section 2.7(d) of the Trust Agreement and to follow the procedures set forth in Section 2.7(f)(3) of the Trust Agreement in connection with the delivery of Subordinate Voting Shares to holders of DECS and not to amend either of such provisions without the prior written consent of Seller.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF SELLER AND

                        CORPORATE SELLER CONTROL PERSON

     (a) Seller represents and warrants to Purchaser that each representation and warranty made by Seller in Section 3 of the Underwriting Agreement is true and correct on the date hereof.

     (b) Seller further represents and warrants to Purchaser that:

           (i) At least one member of its Board of Directors (herein referred to as the "Independent Director") and at least one officer (herein referred to as the "Independent Officer") is an individual who is not related by blood or marriage to any holder, directly, indirect or beneficial, of any class of equity securities of Seller, and is not a direct, indirect or beneficial holder of two percent or more of any class of equity securities, director, officer or employee of any Affiliate of any Person that directly or indirectly through one or more intermediaries controls Seller (each such Person, a "Parent"). The same person may serve both as an Independent Director and as an Independent Officer.

           (ii) Seller maintains its registered office at a location separate and apart from those of any Affiliate or Associate of Seller or the Company or any of its subsidiaries.

           (iii) Seller holds itself out, and its Parent or Parents holds or hold Seller out, to the public (including any Affiliate's creditors) as a separate and distinct entity operating under Seller's own name, and Seller acts solely under its own corporate name and through its authorized officers and agents.

           (iv) Seller separately identifies and segregates its funds and other assets. Seller maintains its financial statements and accounting records separate from those of, and does not commingle its funds or other assets with those of, any Affiliate or any other person or entity. Seller maintains its own separate bank accounts, payroll and books of account. All of Seller's assets are held by or on behalf of Seller and, when held on behalf of Seller by another entity, are kept identifiable (in accordance with customary usages) as assets owned by Seller. None of Seller's assets are held on its behalf by an Affiliate.


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           (v) Seller pays out of its own funds fees, if any, for its directors and salaries, if any, of its officers and employees.

           (vi) Seller observes all customary formalities regarding the corporate existence of Seller, including without limitation holding regular meetings of its board of directors and its shareholders and maintenance of current minute books.

           (vii) Seller has paid from its assets all obligations of any kind incurred by Seller (other than organizational expenses) and has promptly reimbursed any Affiliate for any service provided to Seller by such Affiliate (including those provided pursuant to any lease or any management services agreement between Seller and any Affiliate). Seller has sufficient assets to pay its obligations as they become due.

           (viii) Seller has advised its creditors in connection with any financial disclosure made thereto of the separation and segregation of its business assets and accounts and that none of the assets and accounts of an Affiliate are available to satisfy payment of any such debt.

           (ix) Seller does not, directly or indirectly, engage in any business in any jurisdiction and has not incurred or undertaken to incur any obligations (including debt) other than entering into this Agreement, the Collateral Agreement, the Underwriting Agreement and the Reimbursement Agreement and performing its obligations hereunder and thereunder, does not own any property or assets other than the Voting Shares subject to this Agreement and the Collateral Agreement and does not have any subsidiaries.

           (x) Seller has not, directly or indirectly, been named or entered into an agreement to be named as a direct or contingent beneficiary or loss payee on any insurance policy covering the property of any of its Affiliates.

           (xi) Seller has not guaranteed the debts or obligations of any of its Affiliates, nor has it loaned money or otherwise provided financial assistance to any of its Affiliates, nor has it pledged, granted a security interest in or lien upon its assets for the benefit of any of its Affiliates, nor held itself out to be responsible for the debts or obligations of any of its Affiliates or the decisions or actions respecting the daily business and affairs of any of its Affiliates.

           (xii) Seller has not permitted any of its Affiliates to guarantee or undertake to guarantee the debts or obligations of Seller (other than the guarantee by Corporate Seller Control Person of Seller's obligations under the Underwriting Agreement and the Reimbursement Agreement), nor has it permitted any of its Affiliates to loan money or otherwise provide financial assistance to Seller, nor has it permitted any of its Affiliates to pledge, grant a security interest in or lien upon such Affiliate's assets for the benefit of Seller, nor has it permitted any Affiliate to hold itself out to be responsible for the debts or obligations of Seller or the decisions or actions respecting the daily business and affairs of Seller.

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

     (c) Corporate Seller Control Person represents and warrants to Purchaser that each representation and warranty made by Corporate Seller Control Person in Section 3(b) of the Underwriting Agreement is true and correct on the date hereof.


                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

           Purchaser represents and warrants to Seller that each representation and warranty made by Purchaser in Section 1 of the Underwriting Agreement is true and correct on the date hereof.


                                   ARTICLE IV

                     CONDITIONS TO PURCHASER'S OBLIGATIONS

           [(a)] The obligation of Purchaser to deliver the [Initial] Purchase Price on the Advance Payment Date is subject to the satisfaction of the following conditions:

            (i) the purchase by the Underwriter of the Initial DECS pursuant to the Underwriting Agreement shall have been consummated as contemplated under the Underwriting Agreement;

            (ii) the representations and warranties of Seller contained in
      Article II hereof shall be true and correct as of the Advance Payment
      Date;

            (iii) the representations and warranties of Corporate Seller Control Person contained in Article II hereof shall be true and correct as of the Advance Payment Date;

            (iv) the Collateral Agreement shall have been executed by Seller and the delivery of the Collateral thereunder shall have been made; and

            (v) the Reimbursement Agreement shall have been executed by Seller.

           [(b) The obligation of Purchaser to deliver the Additional Purchase Price on the Additional Closing Date is subject to the satisfaction of the following conditions:

            (i) the purchase by the Underwriter of the Additional DECS pursuant to the Underwriting Agreement shall have been consummated as contemplated under the Underwriting Agreement;

            (ii) the representations and warranties of Seller contained in
      Article II hereof shall be true and correct as of the Additional Closing Date;

            (iii) the representations and warranties of Corporate Seller Control Person contained in Article II hereof shall be true and correct as of the Advance Payment Date; and

            (iv) the delivery of any additional collateral under the Collateral Agreement shall have been made.]


                                   ARTICLE V

                                   COVENANTS

            5.1 Taxes. Seller shall pay any and all documentary, stamp, transfer or similar taxes and charges that may be payable in respect of the entry into this Agreement and the transfer and delivery of the Contract Shares, cash or Reported Securities pursuant hereto.

            5.2 Forward Purchase Contract. Each of Purchaser and Seller hereby agrees that:

            (a) it will treat this Agreement in its entirety as a forward purchase contract for the delivery of Subordinate Voting Shares on the Sale Date (including as a result of acceleration or otherwise) (the "Forward Purchase Contract Characterization"), under the terms of which contract (i) at the time of issuance of the DECS Purchaser deposits irrevocably with Seller a fixed amount of cash equal to the Purchase Price to assure the fulfillment of Purchaser's purchase obligation described in clause (ii) below, which deposit will unconditionally and irrevocably be applied at the Sale Date to satisfy such obligation and (ii) at the Sale Date such cash deposit unconditionally and irrevocably will be applied by Seller in full satisfaction of Purchaser's obligation under the forward purchase contract, and Seller will deliver to Purchaser the number of Subordinate Voting Shares that Purchaser is entitled to receive at that time pursuant to the terms of this Agreement (subject to Seller's right to deliver cash in lieu of the Subordinate Voting Shares);

            (b) it will treat, consistent with the above characterization, amounts paid to Seller in respect of this Agreement as allocable in their entirety to the amount of the cash deposit attributable to such Agreement;

            (c) it will not treat this Agreement, any portion of this Agreement or any obligation hereunder as giving rise to any interest income or other inclusions of ordinary income (in the case of Purchaser) or as giving rise to any interest expense or other deductions of ordinary expense (in the case of Seller);

            (d) it will not treat the delivery of any portion of the Contract Shares, cash or Reported Securities to be delivered pursuant to this Agreement as the payment of interest or ordinary income; and

            (e) it will not take any action (including filing any tax return or form or taking any position in any tax proceeding) that is inconsistent with the obligations contained in clauses (a) through (d), unless such action or position is required by an applicable taxing authority or unless such action or position is required by a change in statutory law or regulation or by a judicial or other authoritative interpretation of the law enacted, promulgated or published after the date of this Agreement.

            5.3 Limitations on Trading During Certain Days. Seller hereby agrees that he will not, and will cause each of its Affiliates that is under its control not to, buy or sell Voting Shares or Reported Securities for its own account during the 60 days prior to the Sale Date.

            5.4 Notices.  Seller will cause to be delivered to Purchaser:

            (a) Immediately upon the occurrence of any Event of Default hereunder or under the Collateral Agreement, or upon Seller's obtaining knowledge that any of the conditions or events described in paragraph (a) or (b) of Article VII shall have occurred with respect to the Company, notice of such occurrence; and

            (b) In case at any time prior to the Sale Date Seller receives notice, or otherwise obtains knowledge, that any event requiring that an adjustment be effected pursuant to Article VI hereof shall have occurred or be pending, then Seller shall promptly cause to be delivered to Purchaser a notice identifying such event and stating, if known to Seller, the date on which such event is to occur and, if applicable, the record date relating to such event. Seller shall cause further notices to be delivered to Purchaser if Seller shall subsequently receive notice, or shall otherwise obtain knowledge, of any further or revised information regarding the terms or timing of such event or any record date relating thereto.

            5.5 Affirmative Covenants of Seller. During the term of this Agreement, Seller covenants and agrees that it will:

            (a) Comply in all material respects with all applicable laws, rules, regulations and orders to the extent noncompliance would have a material adverse effect on the ability of Seller to perform its obligations hereunder or under the Collateral Agreement, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon him or upon its property, including the collateral pledged under the Collateral Agreement, except to the extent contested in good faith.

            (b) Furnish to Purchaser as soon as possible and in any event within 20 calendar days after Seller shall become aware of the occurrence of any failure by such Seller to comply with or perform any agreement or obligation contained in this Agreement or the Collateral Agreement, a statement of Seller describing such failure and setting forth details of such failure and the action which Seller has taken and proposes to take with respect thereto.

            (c) Continue to be validly existing as a corporation under the laws of its jurisdiction of incorporation and will continue to be wholly owned, directly or indirectly, by its Corporate Seller Control Person.

            (d) Comply in all respects with the requirements and limitations of its corporate powers set forth in its certificate of incorporation.

            (e) At any given time, have at least one Independent Director and at least one Independent Officer, each of whom shall be an individual who is not related by blood or marriage to any holder, direct, indirect or beneficial, of any class of equity securities of Seller, and is not a direct, indirect or beneficial holder of two percent or more of any class of equity securities, director, officer or employee of any Affiliate of any Parent. The same individual may serve both as an Independent Director and an Independent Officer.

            (f) At all times maintain its registered office at a location separate and apart from those of any Affiliate or Associate of Seller or the Company or any of its subsidiaries.

            (g) At all times hold itself out, and its Corporate Seller Control Person will at all times hold Seller out, to the public (including any Affiliate's creditors) as a separate and distinct entity operating under Seller's own name and Seller will act solely under its own corporate name and through its authorized officers and agents.

            (h) Separately identify and segregate funds and other assets of Seller. Seller will maintain its financial statements and accounting records separate from those of, and will not commingle its funds or other assets with those of, any Affiliate or any other Person or entity. Seller will maintain its own separate bank accounts, payroll and books of account. All of Seller's assets will at all times be held by or on behalf of Seller and, when held on behalf of Seller by another entity, will at all times be kept identifiable (in accordance with customary usages) as assets owned by Seller. In no event will any of Seller's assets be held on its behalf by an Affiliate.

            (i) Pay out of its own funds fees, if any, for its directors and salaries, if any, of its officers and employees.

            (j) Observe all customary formalities regarding the corporate existence of Seller, including without limitation holding regular meetings of its board of directors and its shareholders and maintenance of current minute books.

            (k) Only enter into business transactions with an Affiliate that will be on terms and conditions that are not more or less favorable to Seller than the terms and conditions that would be expected to have been obtained, under similar circumstances, from unaffiliated persons or entities.

            (l) Disclose in its annual financial statements (or any consolidated annual financial statements of any Parent), to the extent required by generally accepted accounting principles, any transactions between Seller and any Affiliate. Any consolidated annual financial statements of such Parent will contain detailed notes clearly stating that (i) all of Seller's assets are owned by Seller and (ii) Seller is a separate corporate entity with its own separate creditors and such creditors.

            (m) Pay from its assets all obligations of any kind incurred by Seller (other than organizational expenses) and shall promptly reimburse any Affiliate for any service provided to Seller by such Affiliate (including those to be provided pursuant to any lease or any management services agreement between Seller and any Affiliate). Seller expects to have sufficient assets to pay its obligations as they become due.

            (n) Advise its creditors in connection with any financial disclosure made thereto of the separation and segregation of its business, assets and accounts and that none of its assets and accounts shall be available to satisfy payment of any such debt. Seller shall also ensure that the terms and conditions applicable to any such debt do not include a cross-default to any Affiliate, unless, prior to the inclusion of such provision in any such debt, Seller receives an acknowledgment from the creditor of the matters specified in this Section 5.5(n).

            5.6 Negative Covenants of Seller. During the term of this Agreement, Seller covenants and agrees that Seller will not:

            (a) Directly or indirectly, incur any obligations (including debt) other than pursuant to or necessary to comply with the terms and obligations imposed by this Forward Purchase Agreement, the Collateral Agreement, the Underwriting Agreement or the Reimbursement Agreement and obligations imposed by law, statutory or otherwise.

            (b) Acquire or own any property or assets nor engage in any business other than entering into this Forward Purchase Agreement, the Collateral Agreement, the Underwriting Agreement and the Reimbursement Agreement and those necessary to comply with the terms and obligations imposed by this Forward Purchase Agreement, the Collateral Agreement, the Underwriting Agreement or the Reimbursement Agreement.

            (c) Directly or indirectly, be named and shall not enter into an agreement to be named as a direct or contingent beneficiary or loss payee on any insurance policy covering the property of any of its Affiliates.

            (d) Guarantee the debts or obligations of any of its Affiliates, nor loan money or otherwise provide financial assistance to any of its Affiliates, nor will it pledge, grant a security interest in or lien upon its assets for the benefit of any of its Affiliates, nor will it hold itself out to be responsible for the debts or obligations of any of its Affiliates or the decisions or actions respecting the daily business and affairs of any of its Affiliates.

            (e) Permit any of its Affiliates to guarantee the debts or obligations of Seller (other than the guarantee by Corporate Seller Control Person of Seller's obligations under the Underwriting Agreement and the Reimbursement Agreement), nor will it permit any of its Affiliates to loan money or otherwise provide financial assistance to Seller, nor will it permit any of its Affiliates to pledge, grant a security interest in or lien upon such Affiliate's assets for the benefit of Seller, nor will it permit any Affiliate to hold itself out to be responsible for the debts or obligations of Seller or the decisions or actions respecting the daily business and affairs of Seller.

           5.7 Covenants of Corporate Seller Control Person. During the term of this Agreement, Corporate Seller Control Person covenants and agrees that
Seller:

           (a) Will cause, in his capacity as a direct or indirect shareholder, Seller to comply with its obligations under this Agreement and the Collateral Agreement.

           (b) Will not, and will cause each of his Affiliates (other than the Company) that is under his control not to, buy or sell Voting Shares or Reported Securities for his own account during the 60 days prior to the Sale Date.

           [(c) Will not, and will cause each of his Affiliates that is under his control not to, approve or permit any change to the terms of the Multiple Voting Shares unless similar changes are made to the terms of the Subordinate Voting Shares.]

           5.8 Further Assurances. From time to time on and after the date hereof through the Sale Date (or, if later, the date on which this Agreement has been fully performed), each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement in accordance with the terms and conditions hereof, including (i) using reasonable best efforts to remove any legal impediment to the consummation of such transactions and (ii) the execution and delivery of all such deeds, agreements, assignments and further instruments of transfer and conveyance necessary, proper or advisable to consummate and make effective the transactions contemplated by the Agreement in accordance with the terms and conditions hereof.



                                   ARTICLE VI

         ADJUSTMENT OF EXCHANGE RATE, EXCHANGE PRICE AND CLOSING PRICE

           6.1 Dilution Adjustments. The Exchange Rate, Exchange Price and Closing Price shall be subject to adjustment successively from time to time as follows:

           (a) Stock Dividends, Splits, Reclassifications, Etc. If the Company shall, after the date hereof,

           (i) pay a stock dividend or make a distribution, in either case, with respect to Subordinate Voting Shares in shares of such stock;

           (ii) subdivide or split its outstanding Subordinate Voting Shares into a greater number of shares;

           (iii) combine its outstanding Subordinate Voting Shares into a smaller number of shares; or

           (iv) issue by reclassification (other than a reclassification pursuant to clause (b), (c), (d) or (e) of the definition of Adjustment Event) of its Subordinate Voting Shares any other equity securities of the Company;

then, in each such case, the Exchange Rate shall be multiplied by a Dilution Adjustment equal to the number of Subordinate Voting Shares (or the fraction thereof) that a holder who held one Subordinate Voting Share immediately prior to such event would be entitled solely by reason of such event to hold immediately after such event. In the case of the reclassification of any Subordinate Voting Shares into any other equity securities of the Company other than the Subordinate Voting Shares, such other equity securities shall be deemed Subordinate Voting Shares for all purposes hereunder. The Exchange Price and Closing Price shall also be adjusted in the manner described in paragraph (c).

           (b) Rights or Warrants Issuances. If the Company shall, after the date hereof, issue, or declare a record date in respect of an issuance of, rights or warrants (other than rights to purchase Subordinate Voting Shares pursuant to a plan for the reinvestment of dividends or interest) to all holders of Subordinate Voting Shares entitling them to subscribe for or purchase Subordinate Voting Shares at a price per share less than the Market Price of the Subordinate Voting Shares on the Business Day next following the record date for the determination of holders of Subordinate Voting Shares entitled to receive such rights or warrants, then, in each such case, the Exchange Rate shall be multiplied by the following Dilution Adjustment: a fraction, of which the numerator shall be (A) the number of Subordinate Voting Shares outstanding on the record date for the issuance of such rights or warrants plus (B) the number of additional Subordinate Voting Shares offered for subscription or purchase pursuant to such rights or warrants, and of which the denominator shall be (x) the number of Subordinate Voting Shares outstanding on the record date for the issuance of such rights or warrants plus (y) the number specified in clause (B) above multiplied by the quotient of the exercise price of such rights or warrants divided by the Market Price of the Subordinate Voting Shares on the Business Day next following the record date for the determination of holders of Subordinate Voting Shares entitled to receive such rights or warrants. To the extent that such rights or warrants expire prior to the Sale Date and Subordinate Voting Shares are delivered with respect to less than all of such rights or warrants prior to such expiration, the Exchange Rate shall be readjusted to the Exchange Rate which would then be in effect had such adjustments for the issuance of such rights or warrants been made upon the basis of delivery of only the number of Subordinate Voting Shares actually delivered pursuant to such rights or warrants. The Exchange Price and Closing Price shall also be adjusted in the manner described in paragraph (c).

           (c) Corresponding Adjustments to Exchange Price; Adjustment of Closing Price in Certain Circumstances.

           (i) If any adjustment is made to the Exchange Rate pursuant to paragraph (a) or (b) of this Section 6.1, an adjustment shall also be made to the Exchange Price as such term is used throughout the definition of Exchange Rate. The required adjustment to the Exchange Price shall be made at the Sale Date by multiplying the Exchange Price by the cumulative Dilution Adjustment.

           (ii) If, during any Calculation Period used in calculating the Exchange Price, the Market Price or the Transaction Value, there shall occur any event requiring an adjustment to be effected pursuant to this
      Section 6.1, then the Closing Price for each Trading Day in the Calculation Period occurring prior to the day on which such adjustment is effected shall be adjusted by being divided by the relevant Dilution Adjustment.

           (d) Timing of Dilution Adjustments. Each Dilution Adjustment shall be effected:

           (i) in the case of any dividend, distribution, or issuance of rights or warrants, at the opening of business on the Business Day next following the record date for determination of holders of Subordinate Voting Shares entitled to receive such dividend, distribution or issuance or, if the announcement of any such dividend, distribution or issuance is after such record date, at the time such dividend, distribution or issuance shall be announced by the Company; and

           (ii) in the case of any subdivision, split, combination or reclassification, on the effective date of such transaction.

           (e) General; Failure of Dilution Event to Occur. All Dilution Adjustments shall be rounded upward or downward to the nearest 1/10,000th (or if there is not a nearest 1/10,000th, to the next higher 1/10,000th). No adjustment in the Exchange Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which by reason of this sentence are not required to be made shall be carried forward and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution or issuance requiring an adjustment pursuant to this
Section 6.1 shall subsequently be canceled by the Company, or such dividend, distribution or issuance shall fail to receive requisite approvals or shall fail to occur for any other reason, then, upon such cancellation, failure of approval or failure to occur, the Exchange Rate shall be readjusted to the Exchange Rate which would then have been in effect had adjustment for such event not been made. If an Adjustment Event shall occur after the occurrence of one or more events requiring an adjustment pursuant to this Section 6.1, the Dilution Adjustments previously applied to the Exchange Rate in respect of such events shall not be rescinded but shall be applied to the new Exchange Rate provided for under Section 6.2.

           6.2 Adjustment for Consolidation, Merger or Other Adjustment Event. In the event of (a) any dividend or distribution by the Company to all holders of Subordinate Voting Shares of evidences of its indebtedness or other assets (excluding any dividends or distributions referred to in Section 6.1(a)(i), any other equity securities issued pursuant to a reclassification referred to in
Section 6.1(a)(iv) and any Ordinary Cash Dividends) or any issuance by the Company to all holders of Subordinate Voting Shares of rights or warrants to subscribe for or purchase any of its securities (other than rights or warrants referred to in Section 6.1(b)), (b) any consolidation, merger, amalgamation or plan of arrangement of the Company with or into another entity (other than a merger, consolidation, amalgamation or plan of arrangement in which the Company is the continuing corporation or is not one of the amalgamating corporations and in which the Subordinate Voting Shares outstanding immediately prior to the merger, consolidation, amalgamation or plan of arrangement are not exchanged for cash, securities or other property of the Company, another corporation or the corporation continuing from such amalgamation or plan of arrangement), (c) any sale, transfer, lease or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, (d) any statutory exchange of securities of the Company with another corporation (other than in connection with a merger or acquisition) or (e) any liquidation, dissolution or winding up of the Company (any such event described in clause (a), (b), (c), (d) or (e), an "Adjustment Event"), the Exchange Rate shall be adjusted so that on the Sale Date Seller shall deliver to Purchaser, in lieu of or (in the case of an Adjustment Event described in clause (a) above) in addition to, the Contract Shares, cash in an amount equal to the product of the number of Contract Shares and the Transaction Value (as defined below). Following an Adjustment Event, the Exchange Price, as such term is used throughout the definition of Exchange Rate, shall be deemed to equal (A) if Subordinate Voting Shares are outstanding at the Sale Date, the Exchange Price of the Subordinate Voting Shares, as adjusted pursuant to Section 6.1(c), otherwise zero, plus (B) the Transaction Value.

     Notwithstanding the foregoing, with respect to any Reported Securities (as defined below), received by holders of Subordinate Voting Shares in an Adjustment Event, Seller shall, in lieu of delivering cash in respect of such Reported Securities as described above, deliver a number of such Reported Securities with a value, as determined in accordance with clause (ii) of the definition of Transaction Value, equal to all cash amounts that would otherwise be deliverable in respect of Reported Securities received in such Adjustment Event, unless Seller has made an election to exercise the Cash Delivery Option or such Reported Securities have not yet been delivered to the holders entitled thereto following such Adjustment Event or any record date with respect thereto. If, following any Adjustment Event, any Reported Security ceases to qualify as a Reported Security, then (x) Seller shall not deliver such Reported Security but instead shall deliver of an equivalent amount of cash and (y) notwithstanding clause (ii) of the definition of Transaction Value, the Transaction Value of such Reported Security shall mean the fair market value of such Reported Security on the date such security ceases to qualify as a Reported Security, as determined by a nationally recognized investment banking firm retained for this purpose by the Administrator.

     "Transaction Value" means (i) for any cash received in any Adjustment Event, the amount of cash received per Subordinate Voting Share, (ii) for any Reported Securities received in any Adjustment Event, an amount equal to (x) the average Closing Price per security of such Reported Securities on the 20 Trading Days immediately prior to (but not including) the Sale Date multiplied by (y) the number of such Reported Securities (as adjusted pursuant to the definition thereof) received per Subordinate Voting Share and (iii) for any property received in any Adjustment Event other than cash or Reported Securities, an amount equal to the fair market value of the property received per Subordinate Voting Share on the date such property is received, as determined by a nationally recognized U.S. investment banking firm retained for this purpose by the Administrator; provided, however, that in the case of clause (ii), (x) with respect to securities that are Reported Securities by virtue of only clause (iv) of the definition of

Reported Securities, Transaction Value with respect to any such Reported Security means the average of the mid-point of the last bid and ask prices for such Reported Security as of the Sale Date from each of at least three nationally recognized investment banking firms retained for such purpose by the Administrator multiplied by the number of such Reported Securities (as adjusted pursuant to the definition thereof) received per Subordinate Voting Share and
(y) with respect to all other Reported Securities, if there are not 20 Trading Days for any particular Reported Security occurring after the 60th calendar day immediately prior to, but not including, the Sale Date, Transaction Value with respect to such Reported Security means the fair market value per security of such Reported Security as of the Sale Date as determined by a nationally recognized investment banking firm retained for such purpose by the Administrator multiplied by the number of such Reported Securities (as adjusted pursuant to the definition thereof) received per Subordinate Voting Share. For purposes of calculating the Transaction Value, any cash, Reported Securities or other property receivable in an Adjustment Event shall be deemed to have been received immediately prior to the close of business on the record date for such Adjustment Event or, if there is no record date for such Adjustment Event, immediately prior to the close of business on the effective date of such Adjustment Event.

     "Reported Securities" means any securities received in an Adjustment Event that (A) are (i) listed on a Canadian or United States national securities exchange, (ii) reported on a United States national securities system subject to last sale reporting, (iii) traded in the over-the-counter market and reported on the National Quotation Bureau or similar organization or (iv) for which bid and ask prices are available from at least three nationally recognized investment banking firms and (B) are either (x) perpetual equity securities or (y) non-perpetual equity or debt securities with a stated maturity after the Sale Date. The number of shares of any Reported Securities included in the calculation of Transaction Value pursuant to clause (ii) of the definition thereof shall be subject to adjustment if any event that would, had it occurred with respect to the Subordinate Voting Shares or the Company, have required an adjustment pursuant to Section 6.1 or 6.2, shall occur with respect to such Reported Securities or the issuer thereof subsequent to the date the Adjustment Event is consummated. Adjustment for such subsequent events shall be as nearly equivalent as practicable to the adjustments provided for in
Section 6.1 or 6.2, as applicable.


                                  ARTICLE VII

                                  ACCELERATION

           If one or more of the following events (each an "Event of Default") shall occur:

           (A) Seller shall commence a voluntary case or other proceeding seeking a liquidation, reorganization or other relief with respect to himself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of him or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against him, or shall take any action to authorize any of the foregoing;

           (B) an involuntary case or other proceeding shall be commenced against Seller seeking liquidation, reorganization or other relief with respect to him or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of him or any substantial part of its property; or an order for relief shall be entered against Seller under any bankruptcy, insolvency or other similar law as now or hereafter in effect; or

           (C) a Collateral Event of Default within the meaning of the Collateral Agreement;

then an "Acceleration Date" shall occur, Seller's rights under Section 1.3(d) shall terminate immediately and

           (x) in the case of clause (C), Seller shall become obligated to the extent permitted by law to deliver to Purchaser (and shall be deemed to instruct the Collateral Agent to deliver to the Custodian, for the account of Purchaser, and to liquidate and turn into cash the U.S. Government obligations then pledged by Seller to the extent necessary to satisfy such obligation) the Contract Shares, in the form of the Subordinate Voting Shares then pledged by Seller [(any Multiple Voting Shares then pledged by Seller being converted into Subordinate Voting Shares before any such delivery)], or cash generated from the liquidation of U.S. Government obligations then pledged by Seller, or a combination thereof (or, after an Adjustment Event, the alternate consideration to be delivered, in the form of Reported Securities then pledged, cash then pledged, cash generated from the liquidation of U.S. Government obligations then pledged, or a combination thereof); or

           (y) in the case of clause (A) or (B), Seller shall become obligated to the extent permitted by law to deliver to Purchaser (and shall be deemed to instruct the Collateral Agent to deliver to the Custodian, for the account of Purchaser, and to liquidate and turn into cash the U.S. Government obligations then pledged by Seller to the extent necessary to satisfy such obligation) a number of Subordinate Voting Shares, in the form of the Subordinate Voting Shares then pledged by Seller [(any Multiple Voting Shares then pledged by Seller being converted into Subordinate Voting Shares before any such delivery)], or cash generated from the liquidation of U.S. Government obligations then pledged by Seller, or a combination thereof (or, after an Adjustment Event, the alternate consideration to be delivered, in the form of Reported Securities then pledged, cash then pledged, cash generated from the liquidation of U.S. Government obligations then pledged, or a combination thereof), with an aggregate value (based on the Closing Price on the Acceleration Date) equal to the Acceleration Value (as defined below).

           "Acceleration Value" means an amount determined by the Administrator on the basis of quotations from Independent Dealers (as defined below). Each quotation will be for an amount that would be paid to the relevant Independent Dealer in consideration of an agreement between Purchaser and such Independent Dealer that would have the effect of preserving for Purchaser the economic equivalent of the payments and deliveries that Purchaser would, but for the occurrence of the Acceleration Date, have been entitled to receive after the Acceleration Date hereunder (taking into account any adjustments to the Exchange Rate that may have been effected on or prior to the Acceleration Date). On or as soon as reasonably practicable following the Acceleration Date, the Administrator will request each Independent Dealer to provide its quotation as soon as reasonably practicable, but in any event within two Business Days. The Administrator shall compute the Acceleration Value upon receipt of each Independent Dealer's quotation, provided that if, at the close of business on the fourth Business Day following the Acceleration Date, the Administrator shall have received quotations from fewer than four of the Independent Dealers, the Administrator shall compute the Acceleration Value using the quotations, if any, it shall have received at or prior to such time. If four quotations are provided, the Acceleration Value will be the arithmetic mean of the two quotations remaining after disregarding the highest and lowest quotations. (For this purpose, if more than one quotation has the same highest or lowest value, then one of such quotations shall be disregarded.) If two or three quotations are provided, the Acceleration Value will be the arithmetic mean of such quotations. If one quotation is provided, the Acceleration Value will be equal to such quotation. If no quotations are provided, the Acceleration Value will be the aggregate value (based on the Closing Price on the Acceleration Date) of the number of Subordinate Voting Shares (or, after an Adjustment Event, Reported Securities, cash or a combination thereof) that would be required to be delivered hereunder on the Acceleration Date if the Sale Date were redefined to be the Acceleration Date.

           "Independent Dealers" means four nationally recognized independent U.S. investment banking firms selected in good faith by the Administrator.

           As promptly as reasonably practicable after receipt of the quotations on which the Acceleration Value is based (or, as the case may be, after failure to receive any such quotations within the time period prescribed above), Purchaser shall deliver to Seller and the Collateral Agent a notice specifying the number of Subordinate Voting Shares (or, after an Adjustment Event, the alternate consideration) required to be delivered by Seller. Purchaser and Seller agree that the obligations contained in clauses (x) and (y) above are a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and Purchaser will not be entitled to recover additional damage as a consequence of loss resulting from an Event of Default.


                                  ARTICLE VIII

                                 MISCELLANEOUS

           8.1 Adjustments; Selection of Independent Investment Banking Firm. Purchaser shall be responsible for the effectuation and calculation of any adjustment pursuant to Article VI hereof and shall furnish Seller notice of any such adjustment and shall provide Seller reasonable opportunity to review the calculations pertaining to any such adjustment. If, pursuant to the terms and conditions hereof, the Administrator shall be required to retain a nationally recognized independent U.S. investment banking firm for any purpose provided herein, such nationally recognized independent U.S. investment banking firm shall be selected and retained by the Administrator only after consultation with Seller; provided, however, that Seller shall be deemed to have waived its right to consult if Seller fails to consult within five Business Days of notice being sent by the Administrator to Seller seeking consultation. Purchaser may delegate the effectuation and calculation of any such adjustments to its Administrator.

           8.2 Notices. Notices to Purchaser shall be directed to it in care of the Administrator for Purchaser, The Bank of New York, at 101 Barclay Street, New York, New York 10286, Telephone: 212-815-5228, Telecopier: 212-815-7157,
Attention: Mark Walsh; notices to Seller shall be directed to it at______________________, with a copy to ____________; and notices to Corporate
Seller Control Person shall be directed to it at______________________, with a copy to ____________. Notwithstanding the foregoing, notices to a party shall be directed to such other address for such party as shall be specified by such party in a like notice given pursuant to this Section 8.2. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if either (i) personally delivered (including delivery by courier service or by Federal Express or any other nationally recognized overnight delivery service for next day delivery) to the offices specified in the preceding sentence, in which case they shall be deemed received on the first Business Day by which delivery shall have been made to said offices, or the first Canadian Business Day by which delivery shall have been made to said offices if such delivery is made in Canada; or (ii) sent by certified mail, return receipt requested, in accordance with the preceding sentence, in which case they shall be deemed received when receipted for unless acknowledgment is refused (in which case delivery shall be deemed to have been received on the first Business Day on which such acknowledgment is refused (or the first Canadian Business Day on which acknowledgment is refused if such refusal occurs in Canada)). Any notice, demand or other communication to be provided by or on behalf of Purchaser pursuant to this Agreement shall be sent to the address of Seller or Corporate Seller Control Person provided in this Section 8.2 notwithstanding the death of Corporate Seller Control Person, the adjudication of Seller or Corporate Seller Control Person as incompetent or the appointment of a guardian with respect to the affairs of Seller or Corporate Seller Control Person. Any failure by Seller or Corporate Seller Control Person or any guardian, conservator, executor, administrator or other similarly appointed person to receive any such notice, demand or communication shall in no way abrogate, invalidate or otherwise affect the validity or enforceability of the notice, demand or communication or the matters set forth therein.

           8.3 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

           8.4 Entire Agreement. Except as expressly set forth herein, this Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement.

           8.5 Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser, Seller and Corporate Seller Control Person or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

           8.6 No Third Party Rights; Successors and Assigns. This Agreement is not intended and shall not be construed to create any rights in any person other than Seller and Purchaser and their respective successors and assigns and no person shall assert any rights as third party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party.

           8.7 Application of U.S. Bankruptcy Code. The parties hereto acknowledge and agree that the Collateral Agent is a "financial institution" within the meaning of Section 101(22) of Title 11 of the United States Code (the "U.S. Bankruptcy Code") and is acting as agent and custodian for Purchaser in connection with this Agreement and that Purchaser is a "customer" of the Collateral Agent within the meaning of said Section 101(22). The parties hereto further acknowledge and agree that this Agreement is a "securities contract," as such term is defined in Section 741(7) of the U.S. Bankruptcy Code, entitled to the protection of Section 555 of the U.S. Bankruptcy Code.

           8.8 Application of Canadian Insolvency Laws. The parties hereto further acknowledge and agree that this Agreement is an "eligible financial contract" as defined in Subsection 65.1(8) of the Bankruptcy and Insolvency Act (Canada) and Subsection 11.1(1) of the Companies' Creditors Arrangement Act (Canada) and is therefore exempt from the provisions of Subsection 65.1(1) of the Bankruptcy and Insolvency Act (Canada) and is entitled to the benefit of Subsections 11.1(2) and (3) of the Companies' Creditors Arrangement Act (Canada).

           8.9 Governing Law; Jurisdiction; Severability; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. For the purpose of any suit, action or proceeding arising out of or relating to this Agreement, the parties hereto hereby expressly and irrevocably consent and submit to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in the Borough of Manhattan, City and State of New York, and expressly and irrevocably waive, to the extent permitted under applicable law, any immunity from the jurisdiction thereof and any claim or defense in such suit, action or proceeding based on a claim of improper venue, forum non conveniens or any similar basis to which it or he might otherwise be entitled. To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO HEREBY WAIVE AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION

ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING OR WHETHER IN CONTRACT OR TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT OR HE HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THE PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH SUCH OTHER PARTIES HERETO HAVE RELIED, ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY DOCUMENT RELATED THERETO. EACH PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH OF THE OTHER PARTIES HERETO TO THE WAIVER OF ITS OR HIS RIGHTS TO TRIAL BY JURY.

     Each of Seller and Corporate Seller Control Person hereby irrevocably appoints Novo Industries L.P. (the "Process Agent"), with an office on the date hereof at 7611 Railhead Lane, Houston, Texas 77086, United States, as its or his agent to receive on behalf of Seller and Corporate Seller Control Person and their respective property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made (A) by delivering a copy of such process to Seller or Corporate Seller Control Person, as the case may be, in care of the Process Agent at the Process Agent's above address, and each of Seller and Corporate Seller Control Person hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf, or (B) by the mailing of copies of such process to Seller or Corporate Seller Control Person, as the case may be, at its or his address specified in Section 8.2. Each of Seller and Corporate Seller Control Person agrees that a final and nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 8.9 shall affect the right of Purchaser to serve legal process in any other manner permitted by law or affect the right of Purchaser to bring any action or proceeding against Seller or Corporate Seller Control Person or their respective property in the courts of any other jurisdictions.

     To the extent that either Seller or Corporate Seller Control Person has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each of Seller and Corporate Seller Control Person hereby irrevocably waives, to the fullest extent it may legally do so, such immunity in respect of its obligations under this Forward Purchase Agreement and, without limiting the generality of the foregoing, agrees that the waivers set forth in this subsection shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States, as amended, and are intended to be irrevocable for purposes of such Act.

           8.10 Judgment Currency Indemnity. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in United States dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Collateral Agent could purchase United States dollars with such other currency in the New York City foreign exchange market at or about 11:00 A.M. (New York City time) on the Business Day preceding that on which final judgment is given for delivery on the following Business Day.

     The obligation of Seller in respect of any sum due from it to Purchaser or the Collateral Agent hereunder shall, notwithstanding any judgment in a currency other than United States dollars, be discharged only to the extent that on the Business Day following receipt by Purchaser or the Collateral Agent of any sum adjudged to be so due in such other currency the Collateral Agent may in accordance with normal banking procedures purchase United States dollars with such other currency; if the United States dollars so purchased are less than the sum originally due to Purchaser or the Collateral Agent in United States dollars, Seller agrees as a separate obligation and notwithstanding any such judgment, to indemnify Purchaser or the Collateral Agent against such loss and if the United States dollars so purchased exceed the sum originally due to Purchaser or the Collateral Agent in United States dollars, Purchaser and the Collateral Agent agree to remit to Seller such excess.

           IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first above written.

PURCHASER:                             SELLER:

DECS TRUST II                          [Seller]


By: _______________________________    By: _______________________________
Name:                                  Name:
Title:                                 Title:

                                       CORPORATE SELLER CONTROL
                                       PERSON:

                                       ___________________________________
                                       Name:

                                                                       EXHIBIT A

                          FORM OF COLLATERAL AGREEMENT

                                                                      [EXHIBIT B

                      FORM OF COLLATERAL AGENCY AGREEMENT]

                                                                 EXHIBIT [B] {C}

                        FORM OF REIMBURSEMENT AGREEMENT